Exhibit 99.1

Spirit Airlines Reports February 2016 Traffic

MIRAMAR, Fla., (March 7, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2016.

Traffic (revenue passenger miles) in February 2016 increased 27.9 percent versus February 2015 on a capacity (available seat miles) increase of 28.4 percent. Load factor for February 2016 was 83.8 percent, a decrease of 0.4 percentage points compared to February 2015. Spirit's preliminary systemwide completion factor for February 2016 was 96.3 percent.
The following table summarizes Spirit's traffic results for February and year-to-date 2016 compared to the same period last year.

	February 2016	February 2015	Change
Revenue passenger miles (RPMs) (000)	1,566,798	1,225,307	27.9%
Available seat miles (ASMs) (000)	1,869,638	1,455,974	28.4%
Load factor	83.8%	84.2%	(0.4) pts
Passenger flight segments	1,543,392	1,210,389	27.5%
Average stage length (miles)	992	991	0.1%
Total departures	11,043	8,940	23.5%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	3,226,634	2,544,261	26.8%
Available seat miles (ASMs) (000)	3,900,592	3,057,202	27.6%
Load factor	82.7%	83.2%	(0.5) pts
Passenger flight segments	3,162,006	2,508,358	26.1%
Average stage length (miles)	996	993	0.3%
Total departures	22,944	18,752	22.4%

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major US airline, we operate more than 385 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

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